Exhibit 5.1.2

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
May 2, 2025	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
Summit Hotel Properties, Inc.	Hong Kong	Singapore
13215 Bee Cave Parkway, Suite B-300	Houston	Tel Aviv
Austin, Texas 78738	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:      Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to Summit Hotel Properties, Inc., a Maryland corporation (the “Company”), in connection with the proposed issuance of up to 12,940,877 shares of common stock, $0.01 par value per share (the “Shares”), to the holders of common units of limited partnership interest (“OP Units”) of Summit Hotel OP, LP, a Delaware partnership and subsidiary of the Company (the “Partnership”), upon redemption of such OP Units by the holders thereof in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, which, with your consent, we have assumed is (i) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (ii) in full force and effect, and (iii) the entire agreement of the parties pertaining to the subject matter thereof (the “Partnership Agreement”). The Shares are included in a registration statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2025.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

May 2, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares are issued and delivered by the Company in accordance with the terms and conditions set forth in the Partnership Agreement and in the manner contemplated by and in accordance with the Registration Statement, the issue of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP